Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Credit Suisse High Yield Bond Fund:

Under date of December 28, 2016 and December 30, 2015 , we reported on the statements of assets and liabilities of Credit Suisse High Yield Bond Fund (the “Fund”), including the schedules of investments, as of October 31, 2016 and October 31, 2015, respectively, and the related statements of operations, cash flows, changes in net assets, and financial highlights for each of the years in the two-year period ended October 31, 2016, which are incorporated in the registration statement by reference. In connection with our audits of the aforementioned financial statements, we also audited the additional information regarding the Fund’s credit facility for each of the fiscal years ending October 31, 2016, and October 31, 2015 included under the caption “Financial Highlights” (the “Supplemental Information”) within the registration statement. The Supplemental Information is the responsibility of the Fund’s management. Our responsibility is to express an opinion on the Supplemental Information based on our audits.

In our opinion, the Supplemental Information, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

New York, New York

July 17, 2017